Exhibit 10.2

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

Kronos Inc.

Management Incentive Compensation Plan

Fiscal Year 2007 – 40% Plan

The purpose of the Kronos Inc. Management Incentive Compensation Plan is to recognize and reward key employees of the company for significant contribution to the growth and profitability of the company. Incentive awards are based upon a combination of both corporate profitability and individual performance against pre-established individual goals for the fiscal year.

Corporate Profitability Goals

The Corporate Profitability Goals for this plan are established during the budget process and approved by the Management Committee subsequent to the Board of Directors approval of the company’s operating budget. The profitability goal established for measurement for this plan is profit before tax (PBT), excluding FAS123R Stock Based Compensation and amortization of acquired intangibles. Performance against this goal will be based upon Kronos company wide operations for fiscal year 2007.

Individual Performance Goals

At the beginning of the fiscal year individual objectives will be established and documented by you and your manager for you to achieve during the fiscal year. These goals, once developed, will be reviewed and approved by management. At the end of the fiscal year, performance against these goals will be assessed by your management and the Executive Compensation Committee.

Plan Participation

To be eligible to participate in the Fiscal Year 2007 Management Incentive Compensation Plan, the participant must be employed before July 1st of the plan year. The plan year is defined as October 1, 2006 to September 30, 2007. Incentive payments will be prorated for those participants who are hired or become eligible after the commencement of the plan year.

40% Plan

FISCAL YEAR 2007

Kronos Inc., 2007 Management Incentive Compensation Plan	Page 1.2

Incentive Payment Calculation

Management Incentive Plan payments will be calculated based upon both the achievement of the company profitability target and individual performance against objectives. The amount that an individual is eligible to receive is determined by first establishing the company profitability. The total amount that an employee is eligible to receive is then based upon the following payment schedule:

	Target (in thousands)	Payout % 40% Plan
	[**]	4.00%
	[**]	8.00%
	[**]	12.00%
	[**]	16.00%
	[**]	20.00%
	[**]	24.00%
	[**]	28.00%
	[**]	32.00%
	[**]	36.00%
Target	[**]	40.00%
	[**]	44.00%
	[**]	48.00%
	[**]	52.00%
	[**]	56.00%
	[**]	60.00%
	[**]	64.00%
	[**]	68.00%
	[**]	72.00%
	[**]	76.00%
	[**]	80.00%

The appropriate payout percent is then multiplied by your base salary to determine the maximum dollars allowed by the plan. You then divide the maximum dollars allowed by the number of objectives approved for your individual plan. The result of this calculation is the dollar value of each successfully completed goal. Performance against approved goals will

CONFIDENTIAL

Kronos Inc., 2007 Management Incentive Compensation Plan	Page 1.3

be determined, either the goal was achieved or not. The incentive payout is then determined by multiplying the number of goals achieved by the dollar value of each goal.

Incentive Payment Calculation — EXAMPLE

The following example is designed to illustrate the manner in which an incentive payment is calculated.

Individual base salary	[**]
PBT achievement	[**]
Number of Individual Performance Goals	[**]
Number of Goals achieved	[**]

From the schedule on the previous page, you would locate the target achievement level of [**] to determine the payout percent; in this case the payout percent would be 40.0%.

To determine the maximum dollars allowed by the plan, simply multiply the payout percent by your individual base salary:

40.0% X $ [**] = $ [**]

To determine the value of each Individual Performance Goal, simply divide the maximum dollars allowed by the number of Individual Performance Goals.

$ [**] / [**] = $ [**]

To determine an individual payout just multiply the Individual Performance Goal value times the number of goals achieved.

$ [**] X [**] = $ [**]

The total payout to the plan participant based upon the above example is $ [**]

CONFIDENTIAL

Kronos Inc., 2007 Management Incentive Compensation Plan	Page 1.4

Payment Schedule

Payment will be made on a one time lump-sum basis no later than the month of January following the end of the fiscal year. Any incentive payment amounts will be calculated using your base salary at the end of the fiscal year, and the payment will be prorated based upon scheduled hours as of the end of the fiscal year.

Plan Administration

This plan may be amended, suspended or terminated at the discretion of the Company at any time provided that no such action shall reduce the amount of awards earned for quarters completed prior to the date of such action.

A participant whose employment terminates for reasons of death or disability, or who is granted an approved leave of absence of greater than thirty days in a plan year, will be eligible for a prorated award based upon the number of months of service completed during the plan year. A participant who is terminated for cause or a participant, who voluntarily resigns, will not be eligible for a bonus if they are not employed on the date of payment. An individual participant who during the year becomes ineligible will be eligible for a prorated payment based upon the number of months of service completed during the plan year in an eligible position. Participants will be eligible for incentive plan payments in a given month if they are in a qualified position between the first and fifteenth of that month. If a participant becomes eligible for a concurrent incentive plan in a given plan year, proration will occur and payment eligibility will be based on the time spent in each qualified position.

Disputes arising out of the administration and/or interpretation of this plan shall be addressed and resolved by the Executive Compensation Committee, whose decision in such matters is final.

Nothing herein shall affect the employment at will relationship between the Company and the plan participants, or any other provision of the Proprietary Rights and Confidentiality Agreement. Nothing herein shall grant any participant the right to continue as an employee of the company, grant any contractual right or limit the right of the Company to dismiss a participant as an employee.

CONFIDENTIAL

Kronos Inc., 2007 Management Incentive Compensation Plan	Page 1.5

Confidentiality

It should be understood that participation in this plan is strictly confidential, and divulging participation to others could result in the termination of your participation in the plan.

CONFIDENTIAL